Exhibit 23.4

June 6, 2006

Venoco
370 17th Street
Suite 2950
Denver, CO 80202

Gentlemen:

        We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton and to the inclusion of information taken from our "Appraisal Report as of December 31, 2005 on Certain Properties owned by TexCal Energy (GP) LLC Executive Summary SEC Case", in Amendment No. 2 to the Registration Statement on Form S-1 of Venoco, Inc. to be filed with the Securities and Exchange Commission on or about June 6, 2006 and in the Prospectus, which is part of this Registration Statement, and subsequent amendments to the Prospectus and Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

Very truly yours,
/s/ DEGOLYER AND MACNAUGHTON
DeGOLYER and MacNAUGHTON